Exhibit 99.1

Company/Investor Contact:
Dianne Will
Hemispherx Biopharma, Inc.
518-398-6222
ir@hemispherx.net

Hemispherx Biopharma’s 2011 Stockholder Annual Meeting Final Results
Proposal To Amend Certificate of Incorporation Receives Stockholder Approval

Philadelphia, PA – December 8, 2011: Hemispherx Biopharma, Inc. (NYSE Amex: HEB) (the “Company”) has concluded its 2011 Stockholder Annual Meeting with the passage of Proposal No. 4 to increase the number of authorized shares of Common Stock from 200,000,000 to 350,000,000 with specific limitations and restrictions on the usage of those newly authorized shares.

At the original meeting held on October 13, 2011, stockholders acted upon three proposals and the Chairman of the meeting left the polls open for voting on Proposal No. 4 and adjourned the meeting solely with regard to this proposal until November 10, 2011.  With passage of the proposal close, the Chairman again adjourned the meeting until December 8, 2011.  While the Proposal had significant support by stockholders throughout the voting process, this proposal required the affirmative vote of a majority of all outstanding shares, rather than 40% of the shares present and voting at the meeting.

The final vote tally for Proposal No. 4 was:
FOR:                              68,193,340  (50.32%)
AGAINST:                     7,851,447  (  5.79%)
ABSTAIN:                        626,784  (  0.46%)

The results of voting on the other three proposals before stockholders were publicly disclosed on September 19, 2011.

The Board of Directors extends its appreciation to all those stockholders who voted and was encouraged in a voting quorum of approximately 57%, whereas two years ago the Company obtained a quorum of only 40%.

About Hemispherx Biopharma

Hemispherx Biopharma, Inc. is an advanced specialty pharmaceutical company engaged in the manufacture and clinical development of new drug entities for treatment of seriously debilitating disorders. Hemispherx’s flagship products include Alferon N Injection® (FDA approved for a category of sexually transmitted diseases) and the experimental therapeutics Ampligen® and Alferon® LDO. Ampligen® is an experimental RNA nucleic acid being developed for globally important debilitating diseases and disorders of the immune system. Hemispherx’s platform technology includes components for potential treatment of various severely debilitating and life threatening diseases. Hemispherx has patents comprising its core intellectual property estate and a fully commercialized product (Alferon N Injection®). The Company wholly owns and exclusively operates a GMP certified manufacturing facility in the United States for commercial products. For more information please visit www.hemispherx.net.

Information contained in this news release, other than historical information, should be considered forward-looking and is subject to various risk factors and uncertainties.  For instance, the strategies and operations of Hemispherx involve risk of competition, changing market conditions, change in laws and regulations affecting these industries and numerous other factors discussed in this release and in the Company’s filings with the Securities and Exchange Commission.  Any specifically referenced investigational drugs and associated technologies of the Company (including Ampligen® and Alferon® LDO) are experimental in nature and as such are not designated safe and effective by a regulatory authority for general use and are legally available only through clinical trials with the referenced disorders.  The forward-looking statements represent the Company’s judgment as of the date of this release.  The Company disclaims, however, any intent or obligation to update these forward-looking statements.  Clinical trials for other potential indications of the approved biologic Alferon N Injection® do not imply that the product will ever be specifically approved commercially for these other treatment indications.  The planning, completion, results or submission of clinical trials do not imply that any study product will ever be approved commercially for the studied or other treatment indications.